Exhibit 99.1

Company Press Release

February 10, 2016	Flowers Foods (NYSE: FLO)

Flowers Foods, Inc. Reports Fourth Quarter and Full Year 2015 Results

Record Adjusted EPS of $0.92 per share in Fiscal 2015

Provides 2016 Guidance

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s fourth quarter and year ended January 2, 2016 and provided guidance for fiscal 2016.

Reported results reflect that the fourth quarter of fiscal 2014 was a 13-week quarter and fiscal 2014 was a 53-week year. The fourth quarter of fiscal 2015 was a 12-week quarter and fiscal 2015 was a 52-week year. The company’s fiscal 2016 will also be a 52-week year.

Note: Summary information below has been adjusted for the following items that affect comparability to prior periods: asset impairments, divestitures, pension plan settlement loss, and acquisition-related costs. Please see non-GAAP reconciliations in the tables at the end of this release.

Fiscal 2015 Summary:

Compared to the prior fiscal year -

•	Sales increased 0.8% to $3.779 billion.

•	Excluding acquisitions and the extra week last year, sales increased 1.2%.

•	Adjusted for items affecting comparability, net income per diluted common share (EPS) increased 2.2% to $0.92.

•	Adjusted for items affecting comparability, earnings before interest, taxes, depreciation and amortization (EBITDA) increased 2.7% to $440.7 million.

•	Dividend increased 17.0% to $0.5675 per share.

Fourth Quarter Summary:

Compared to the prior year fourth quarter -

•	Sales decreased 2.2% to $858.4 million.

•	Excluding acquisitions and the extra week last year, sales increased 0.5%.

•	Adjusted for items affecting comparability, EPS decreased 20.0% to $0.16.

•	Adjusted for items affecting comparability, EBITDA decreased 6.7% to $86.7 million.

•	Dividend increased 9.4% to $0.145 per share.

For 52-week Fiscal 2016, the Company Expects:

•	Sales in the range of $3.986 billion to $4.080 billion, representing growth of approximately 5.5% to 8.0% over fiscal 2015 reported sales of $3.779 billion.

•	EPS in the range of $0.98 to $1.04, representing growth of approximately 6.5% to 13.0% over fiscal 2015 adjusted EPS of $0.92.

President and CEO Allen Shiver said, “We are not satisfied with our performance in the fourth quarter. Even so, for the full year we delivered record adjusted EPS and we took important steps to position Flowers for opportunities in 2016 and beyond.

“While we continued to make significant progress on our strategic initiatives, our earnings in the fourth quarter were impacted by sales that were below plan. In line with channel data for the total store, the pace of Flowers’ retail sales in the fourth quarter slowed relative to trends we observed in the first three quarters. Due to the lower than anticipated sales, our earnings for the quarter were negatively impacted by approximately $0.03 per share. Additionally, certain costs originally planned for the first quarter of 2016 were incurred in the fourth quarter of 2015, impacting EPS by $0.01.

“It would be a mistake not to recognize the team’s accomplishments during the year on several initiatives integral to Flowers’ long-term strategy to grow in underdeveloped categories and geographies.

“First, with our acquisitions of Dave’s Killer Bread and Alpine Valley Bread, we grew Flowers’ share in the fast-growing organic segment of the specialty premium category, extended our geographic reach, and broadened our retailer relationships.

“Second, our investments in growth, including the successful opening of our bakery in Lenexa, Kan., enhanced our ability to serve the Midwest with Flowers’ strong brands and position us to sustain our expansion market growth.

“Third, to keep up with the ever-changing consumer landscape, we have not only offered new items, such as our Cobblestone Bread Company “Right Sized” breads, but also carefully evaluated our product assortment, improving our merchandising and promotional strategies. We remain focused on trade promotion effectiveness and efficiency,” Shiver said.

In fiscal 2015, Flowers generated operating cash flow of $327.3 million, which we used to make capital expenditures of $93.8 million, make debt repayments of $143.2 million (excluding withdrawals for recently completed acquisitions), increase our dividend per share by 17.0% year-over-year, and repurchase 0.3 million shares for $6.9 million.

Shiver concluded, “While we did not meet our fourth quarter objectives, fiscal 2015 was a strong year for Flowers. Looking ahead, recently completed acquisitions, which are a core part of our growth strategy, are expected to contribute between 5.2% and 5.7% to sales growth in 2016. And with our strong brands we are working to grow share in expansion markets while remaining a low-cost producer. The team remains keenly focused on executing our growth strategies and delivering shareholder value.”

Segment Results for the Quarter and Fiscal Year

	12 Wks Ended	13 Wks Ended		52 Wks Ended	53 Wks Ended
	January 2, 2016	January 3, 2015	% Chg	January 2, 2016	January 3, 2015	% Chg
	(Amounts in millions, except EPS)
Sales:
DSD Segment:
Branded Retail	$455.4	$461.1	(1.2)	$2,010.8	$1,971.9	2.0
Store Branded Retail	98.8	110.7	(10.7)	457.2	486.9	(6.1)
Non-retail and Other(1)	160.7	170.5	(5.8)	711.3	696.9	2.1

Total DSD Sales	$714.9	$742.3	(3.7)	$3,179.3	$3,155.6	0.8

Warehouse Segment:
Branded Retail	$39.7	$30.1	31.7	$139.8	$130.2	7.4
Store Branded Retail	25.3	26.9	(6.1)	114.4	121.7	(6.1)
Non-retail and Other(1)	78.4	78.0	0.6	345.0	341.5	1.0

Total Warehouse Sales	143.4	135.1	6.2	599.2	593.4	1.0

Consolidated Sales	$858.4	$877.3	(2.2)	$3,778.5	$3,749.0	0.8

Adjusted EBITDA(2) :
DSD Segment(2)	$80.5	$89.7	(10.3)	$422.7	$407.4	3.7
% of DSD Sales	11.3%	12.1%		13.3%	12.9%
Warehouse Segment	18.4	15.6	17.9	72.0	66.6	8.1
% of Warehouse Sales	12.8%	11.5%		12.0%	11.2%
Unallocated Corp. Exp.(2)	(12.2)	(12.4)	(1.4)	(53.9)	(45.0)	19.9

Cons. Adj. EBITDA(2)	$86.7	$92.9	(6.7)	$440.7	$429.0	2.7

% of Consolidated Sales	10.1%	10.6%		11.7%	11.4%

Adjusted diluted EPS(2)	$0.16	$0.20	(20.0)	$0.92	$0.90	2.2

Note: Amounts and percentages may not compute due to rounding.

(1)	Includes foodservice, vending, and contract manufacturing.
(2)	See reconciliations of non-GAAP measures in the financial statements following this release

DSD Segment Fourth Quarter Results Commentary

Of the total DSD segment sales decrease during the quarter, pricing/mix was neutral, volume decreased 0.3%, the DKB acquisition contributed 3.8%, and the impact of the extra week in the prior year resulted in a negative impact of 7.2%. Excluding the effect of acquisitions and the extra week, branded retail sales were up slightly, with volume increases in white and soft variety breads, driven by Nature’s Own and Wonder, mostly offset by lower sales of sandwich buns and rolls, and sandwich rounds. New product introductions and further expansion in our DSD markets drove increased sales of Tastykake products. Driven primarily by the foodservice business, the non-retail and other category posted solid growth, excluding the impact of the extra week.

Adjusted EBITDA margin for the DSD segment decreased as a percentage of sales due to higher workforce-related costs and lower efficiencies (due to below-plan sales), as well as increases in outside purchases of product, primarily due to capacity constraints at DKB.

Warehouse Segment Fourth Quarter Results Commentary

Of the Warehouse segment’s sales increase, pricing/mix decreased 0.6%, volume increased 5.6%, the Alpine acquisition contributed 8.8%, and the impact of the extra week in the prior year resulted in a negative impact of 7.6%. Excluding the effect of the acquisition and the extra week, the slight increase in branded retail sales was primarily due to a positive shift in mix within branded snack cake and volume gains in bakery deli. Excluding the extra week, the improvement in store branded retail sales was primarily the result of higher store branded cake sales. The significant increase in non-retail and other sales was driven by new foodservice products.

EBITDA margin for the Warehouse segment increased as a percentage of sales, primarily due to ingredient cost decreases, partially offset by higher workforce-related costs and reduced efficiencies (due to below-plan sales).

Consolidated Fourth Quarter Results Commentary

As compared to the prior year fourth quarter, consolidated adjusted EBITDA decreased by 6.7%. Adjusted unallocated corporate expenses were elevated during the quarter, primarily due to higher legal expenses, and lower pension income – partially offset by lower stock-based compensation expense.

Depreciation and amortization increased due primarily to the DKB and Alpine acquisitions. Interest expense increased primarily due to higher average debt balances driven by recent acquisitions. Interest income decreased primarily due to lower average notes receivable balances. Income tax expense as a percentage of pre-tax income increased primarily as a result of the release of uncertain tax positions in the prior year.

Cash Flow

During the quarter, cash flow from operating activities was $46.7 million, capital expenditures were $32.5 million, cash paid for Alpine, net of cash acquired, was $109.4 million, and dividends paid were $30.8 million.

Dividends and Share Repurchases

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

During the quarter, the company made no share repurchases. During fiscal 2015, the company repurchased 0.3 million shares at an average price of $21.54 per share. There are 13.7 million shares remaining on the company’s current share repurchase authorization.

Conference Call

Flowers Foods will broadcast its fourth quarter and full year 2015 earnings conference call over the Internet at 8:00 a.m. (Eastern) on February 11, 2016. The call will be broadcast live on www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2015 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and adjusted net income per diluted common share.

EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

Adjusted EBITDA, adjusted EBITDA margin, and adjusted net income per diluted common share exclude additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. None of these non-GAAP measures should be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA, adjusted EBITDA, adjusted EBITDA margin, and adjusted net income per diluted common share, may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies.

The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to EBITDA, and adjusted EBITDA, a reconciliation of adjusted EBITDA to cash flow from operations, and a reconciliation of net income per diluted common share to adjusted net income per diluted common share.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Sales	$858,363	$877,333	$3,778,505	$3,748,973
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	455,939	453,759	1,963,153	1,950,633
Selling, distribution and administrative expenses	316,908	330,661	1,381,527	1,368,289
Depreciation and amortization	32,471	30,275	132,175	128,961
Impairment of assets	1,496	5,819	3,771	10,308
Pension plan settlement loss	0	15,387	0	15,387

Income from operations (EBIT)	51,549	41,432	297,879	275,395
Interest expense, net	(1,528)	(1,025)	(4,848)	(7,341)

Income before income taxes (EBT)	50,021	40,407	293,031	268,054
Income tax expense	17,775	12,397	103,840	92,315

Net income	$32,246	$28,010	$189,191	$175,739

Net income per diluted common share	$0.15	$0.13	$0.89	$0.82

Diluted weighted average shares outstanding	214,621	213,089	213,356	213,092

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Sales:
Direct-Store-Delivery	$714,949	$742,275	$3,179,348	$3,155,607
Warehouse Delivery	143,414	135,058	599,157	593,366

	$858,363	$877,333	$3,778,505	$3,748,973

EBITDA:
Direct-Store-Delivery (1)	$78,991	$83,891	$418,162	$398,112
Warehouse Delivery	18,413	15,566	72,000	66,617
Unallocated Corporate (2)	(13,384)	(27,750)	(60,108)	(60,373)

	$84,020	$71,707	$430,054	$404,356

Depreciation and Amortization:
Direct-Store-Delivery	$27,698	$26,595	$115,801	$113,881
Warehouse Delivery	4,814	3,517	16,734	15,166
Unallocated Corporate	(41)	163	(360)	(86)

	$32,471	$30,275	$132,175	$128,961

EBIT:
Direct-Store-Delivery (1)	$51,293	$57,296	$302,361	$284,231
Warehouse Delivery	13,599	12,049	55,266	51,451
Unallocated Corporate (2)	(13,343)	(27,913)	(59,748)	(60,287)

	$51,549	$41,432	$297,879	$275,395

(1)	The 12 week and 52 week periods ended January 2, 2016 include asset impairment charges of $1.5 million and $3.8 million, respectively. The 13 week and 53 week periods ended January 3, 2015 include asset impairment charges of $5.8 million and $10.3 million, respectively.
(2)	The 13 week and 53 week periods ended January 3, 2015 include a pension plan settlement loss of $15.4 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

January 2, 2016
Assets
Cash and Cash Equivalents	$14,378

Other Current Assets	499,932

Property, Plant & Equipment, net	804,968

Distributor Notes Receivable (includes $20,593 current portion)	174,904

Other Assets	47,982

Cost in Excess of Net Tangible Assets, net	1,340,392

Total Assets	$2,882,556

Liabilities and Stockholders’ Equity
Current Liabilities	$329,053

Long-term Debt and Capital Leases (includes $74,685 current portion)	1,008,617

Other Liabilities	301,804

Stockholders’ Equity	1,243,082

Total Liabilities and Stockholders’ Equity	$2,882,556

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 52 Week Period Ended
	January 2, 2016	January 2, 2016
Cash flows from operating activities:
Net income	$32,246	$189,191
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	43,257	172,350
Pension contributions and changes in assets and liabilities	(28,783)	(34,279)

Net cash provided by operating activities	46,720	327,262

Cash flows from investing activities:
Purchase of property, plant and equipment	(32,544)	(93,802)
Acquisitions, net of cash acquired	(109,373)	(390,221)
Other	4,478	13,486

Net cash disbursed for investing activities	(137,439)	(470,537)

Cash flows from financing activities:
Dividends paid	(30,770)	(120,442)
Exercise of stock options, including windfall tax benefit	1,438	28,751
Stock repurchases	0	(6,858)
Net proceeds from debt borrowings	112,500	247,000
Other	13,149	1,679

Net cash provided by financing activities	96,317	150,130

Net increase in cash and cash equivalents	5,598	6,855
Cash and cash equivalents at beginning of period	8,780	7,523

Cash and cash equivalents at end of period	$14,378	$14,378

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net income per diluted common share	$0.15	$0.13	$0.89	$0.82
Asset impairment/Facility closure costs/Divestiture	0.01	0.02	0.01	0.03
Pension plan settlement loss	—	0.05	—	0.05
Acquisition-related costs	—	—	0.02	—

Adjusted net income per diluted common share	$0.16	$0.20	$0.92	$0.90

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net income	$32,246	$28,010	$189,191	$175,739
Income tax expense	17,775	12,397	103,840	92,315
Interest expense, net	1,528	1,025	4,848	7,341
Depreciation and amortization	32,471	30,275	132,175	128,961

EBITDA	84,020	71,707	430,054	404,356
Asset impairment/Facility closure costs/Divestiture	1,496	5,819	4,507	9,301
Pension plan settlement loss	—	15,387	—	15,387
Acquisition-related costs	1,196	—	6,187	—

Adjusted EBITDA	$86,712	$92,913	$440,748	$429,044

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Adjusted EBITDA	$86,712	$92,913	$440,748	$429,044
Adjustments to reconcile net income to net cash provided by operating activities	10,786	26,566	40,175	49,523
Pension contributions and changes in assets and liabilities	(28,783)	8,877	(34,279)	(40,253)
Income taxes	(17,775)	(12,397)	(103,840)	(92,315)
Interest expense, net	(1,528)	(1,025)	(4,848)	(7,341)
Asset impairment/Facility closure costs/Divestiture	(1,496)	(5,819)	(4,507)	(9,301)
Pension plan settlement loss	—	(15,387)	—	(15,387)
Acquisition-related costs	(1,196)	—	(6,187)	—

Cash Flow From Operations	$46,720	$93,728	$327,262	$313,970

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net income	$32,246	$28,010	$189,191	$175,739
Asset impairment/Facility closure costs/Divestiture	962	3,747	2,911	6,452
Pension plan settlement loss	—	9,910	—	9,910
Acquisition-related costs	769	—	4,608	—

Adjusted net income	$33,977	$41,667	$196,710	$192,101

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
EBIT	$51,293	$57,296	$302,361	$284,231
Asset impairment/Facility closure costs/Divestiture	1,496	5,819	4,507	9,301

Adjusted EBIT	52,789	63,115	306,868	293,532

Depreciation and amortization	27,698	26,595	115,801	113,881

Adjusted EBITDA	$80,487	$89,710	$422,669	$407,413

	Reconciliation of EBIT to EBITDA - Warehouse
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
EBIT	$13,599	$12,049	$55,266	$51,451
Depreciation and amortization	4,814	3,517	16,734	15,166

EBITDA	$18,413	$15,566	$72,000	$66,617

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended	For the 13 Week Period Ended	For the 52 Week Period Ended	For the 53 Week Period Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
EBIT	$(13,343)	$(27,913)	$(59,748)	$(60,287)
Pension plan settlement loss	—	15,387	—	15,387
Acquisition-related costs	1,196	—	6,187	—

Adjusted EBIT	(12,147)	(12,526)	(53,561)	(44,900)
Depreciation and amortization	(41)	163	(360)	(86)

Adjusted EBITDA	$(12,188)	$(12,363)	$(53,921)	$(44,986)

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended January 2, 2016	Volume	Net Price/Mix	12 week vs. 12 Week Excluding Acquisitions	Acquisitions	Week 53	Total Sales Change

Direct-Store-Delivery	-0.3%	0.0%	-0.3%	3.8%	-7.2%	-3.7%

Warehouse Delivery	5.6%	-0.6%	5.0%	8.8%	-7.6%	6.2%

Total Flowers Foods	1.3%	-0.8%	0.5%	4.5%	-7.2%	-2.2%

For the 52 Week Period Ended January 2, 2016	Volume	Net Price/Mix	52 week vs. 52 Week Excluding Acquisitions	Acquisitions	Week 53	Total Sales Change

Direct-Store-Delivery	1.0%	0.3%	1.3%	1.2%	-1.7%	0.8%

Warehouse Delivery	0.7%	-0.1%	0.6%	2.0%	-1.6%	1.0%

Total Flowers Foods	1.0%	0.2%	1.2%	1.3%	-1.7%	0.8%